ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (hereinafter referred as the “Assignment”) is made effective as of April 26, 2021, by and between Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), First National Bank (Omaha), a national banking association having its principal place of business in Omaha, Nebraska (“FNBO”), and doing business as First National Fund Advisers (“FNFA”), and First National Advisers, LLC, a Nebraska limited liability company (“FNA”).

WHEREAS, FNFA and Tributary have entered into an Investment Sub-Advisory Agreement dated November 17, 2011, as amended (the “Subadvisory Agreement”), which designates FNFA as the investment subadviser for the Tributary Short-Intermediate Bond Fund, Tributary Balanced Fund, Tributary Growth Opportunities Fund, Tributary Nebraska Tax-Free Fund, and Tributary Income Fund (the “Subadvised Funds”), each a separate series of Tributary Funds, Inc. (the “Funds”); and

WHEREAS, the Funds, on behalf of the Subadvised Funds, and FNFA have entered into an Expense Waiver Agreement dated August 1, 2014, as amended (the “Expense Waiver Agreement”), pursuant to which the expenses of one or more of the Funds (or a class of a Fund) are maintained at a level below which such Fund (or one or more of its classes) may otherwise be subject; and

WHEREAS, FNFA, a separately identified division of FNBO, and FNA, a wholly-owned subsidiary of FNBO, are each registered as an investment adviser under the Investment Advisers Act of 1940, and are engaged in the business of rendering management, investment advisory and subadvisory services to investment companies and other investment advisory clients; and

WHEREAS, each of Tributary, FNFA, and FNA desire to assign the duties and responsibilities of FNFA set forth under each of the Subadvisory Agreement and the Expense Waiver Agreement to FNA pursuant to the terms of this Assignment; and

WHEREAS, the assignment of the Subadvisory Agreement and the Expense Waiver Agreement by FNFA to FNA pursuant to this Assignment will not result in (a) a change of control or management of the investment adviser or subadviser to the Funds, (b) a material change in the nature or the level of actual investment advisory and administrative services provided to the Funds, or (c) a change in the investment management personnel who manage the Funds, and, therefore, is not an assignment for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 2a-6 thereunder; and

WHEREAS, the Board of Directors of the Funds, including a majority of the directors who are not “interested persons” as that term is defined in the 1940 Act, approved a form of this Assignment and Assumption Agreement at a meeting held on May 26, 2021.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties to this Assignment agree as follows:

1.        Effective April 26, 2021, FNFA assigns to, and FNA hereby assumes, all rights, obligations, responsibilities, and liabilities of FNFA under the Subadvisory Agreement and Expense Waiver Agreement; and

2.        Effective April 26, 2021, FNFA is hereby released from all of its obligations, responsibilities and liabilities under the Subadvisory Agreement and Expense Waiver Agreement; and

3.        Effective April 26, 2021, the Subadvisory Agreement and Expense Waiver Agreement shall have the same force and effect as if such Subadvisory Agreement and Expense Waiver Agreement were executed by FNA; and

4.        Tributary hereby consents to such assignment and assumption.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the effective date above written.

First National Bank d/b/a First National Fund Advisers		Tributary Capital Management, LLC

By:	/s/Kurt Spieler	By:	/s/Mark Wynegar
Name:	Kurt Spieler	Name:	Mark Wynegar
Title:	Senior Vice President	Title:	President

First National Advisers, LLC

By:	/s/Stacy Auman
Name:	Stacy Auman
Title:	Director